EXHIBIT 4.1
                                                              -----------


                     AMENDMENT NO. 1 TO RIGHTS AGREEMENT


             This AMENDMENT NO. 1 dated as of January 26, 2000, is made by and between CSB FINANCIAL GROUP, INC., a Delaware corporation (the "Company"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the "Rights Agent"), and amends the Rights Agreement, dated as of June 13, 1997, by and between the Company and the Rights Agent (the "Rights Agreement").

                             W I T N E S S E T H
                             - - - - - - - - - -

             WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Midland States Bancorp, Inc., a Delaware corporation ("Midland"), and CSB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Midland ("MergerSub"), providing for the affiliation of the Company with Midland through the merger of MergerSub with and into the Company (the "Merger");

             WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the Company and its stockholders;

             WHEREAS, the Merger Agreement contemplates the amendment of the Rights Agreement on the terms set forth herein;

             WHEREAS, Section 28 of the Rights Agreement provides that, among other things, the Company and the Rights Agent may amend the Rights Agreement without the approval of any holders of the Rights in regard to matters which the Company and the Rights Agent deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates; and

             WHEREAS, the Company and the Rights Agent have determined that this Amendment No. 1 is necessary and desirable to effectuate the Merger and the other transactions contemplated by the Merger Agreement and that it does not adversely affect the interests of the holders of Rights Certificates.

             NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

             1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

             "MergerSub" shall mean CSB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Midland.


             "Merger" shall mean the merger of MergerSub with and into the Company as contemplated by the Merger Agreement.

             "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of January 26, 2000, by and among Midland, MergerSub and the Company, as the same may be amended in accordance with the terms thereof.

             "Midland" shall mean Midland States Bancorp, Inc., a
        Delaware corporation.

             "Support Agreements" shall mean the Support Agreements by and between Midland, on the one hand, and certain directors and executive officers of the Company in their capacities as stockholders thereof, on the other, as each may be amended by the terms thereof.

   The subsections of Section 1 of the Rights Agreement shall be relettered to take into account and properly reference in alphabetical order the additions set forth above.

             2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph to the end thereof:

             Notwithstanding anything to the contrary contained herein, none of Midland, MergerSub, nor any of their Affiliates or Associates nor any of their permitted assignees or transferees shall be deemed an Acquiring Person and neither a Distribution Date nor a Share Acquisition Date shall be deemed to occur or to have occurred, in each such case, by reason of (i) the announcement of the Merger or
        (ii) the execution of the Merger Agreement or the Support Agreements (or any amendments thereto in accordance with the terms thereof) or the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger) or the Support Agreements.

             3. Section 7(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

             (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent, at the principal office of the Rights Agent in Cranford, New Jersey, together with payment of the aggregate Purchase Price for each share of Common Stock on or prior to the Close of Business on the earliest of (i) at 5:00 p.m., Chicago, Illinois time on June 23, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed pursuant to Section 24 hereof, (iii) the time at which such Rights are exchanged pursuant to Section 25 hereof or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earliest of such herein referred to as the "Expiration
        Date").

             4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1, but shall remain in full force and effect.

             5. Capitalized terms used without other definition in this Amendment No. 1 shall be used as defined in the Rights Agreement; provided that the term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 1.

             6. This Amendment No. 1 shall be effective as of, and immediately prior to, the execution and delivery of the Merger
   Agreement.

             7. This Amendment No.1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

             8. Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1.

             9. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered, all as of the date first above written.


                                      CSB FINANCIAL GROUP, INC.


                                      By:  /s/ K. Gary Reynolds
                                           ------------------------------
                                           K. Gary Reynolds, President
                                             and Chief Executive Officer



                                      REGISTRAR AND TRANSFER COMPANY


                                      By:  /s/ William P. Tatler
                                           ------------------------------
                                           William P. Tatler,
                                           Vice President